Exhibit 10.31

Mindspeed Technologies, Inc.
Directors Stock Plan
as amended and restated
As of August 18, 2010

1.	PURPOSE OF THE PLAN.

The purpose of the Directors Stock Plan (as amended and restated, the Plan) is to link the compensation of non-employee directors of Mindspeed Technologies, Inc. (Mindspeed) directly with the interests of the Mindspeed shareholders.

2.	PARTICIPANTS.

Participants in the Plan shall consist of directors of Mindspeed who are not employees of Mindspeed or any of its subsidiaries (Non-Employee Director). The term “subsidiary” as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by Mindspeed.

3.	SHARES RESERVED UNDER THE PLAN.

Subject to the provisions of Section 11 of the Plan, there shall be reserved for delivery under the Plan, from the date of inception of the Plan, an aggregate of 438,000 shares of common stock, par value $.01 per share, of Mindspeed (Shares). Subject to the provisions of Section 11 of the Plan, and subject to the maximum number of Shares available under the Plan, from and after March 10, 2010, no more than 100,000 Shares shall be available for all grants other than options (specifically Restricted Stock and Restricted Stock Units, each as defined below), other than grants made pursuant to Section 8 of Shares or Restricted Stock Units in lieu of cash compensation. Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof. Shares delivered under the Plan which are forfeited or otherwise terminated shall be available for subsequent grant under the Plan.

4.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Compensation and Management Development Committee (the Committee) of the Board, subject to the right of the Board, in its sole discretion, to exercise or authorize another “independent committee” to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other independent committee authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. For purposes of the Plan, “independent committee” shall mean a committee of the Board consisting only of directors who are: (i) an “independent director” under applicable NASDAQ rules, (ii) a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

5.	EFFECTIVE DATE OF THE PLAN.

The Plan was approved by the Board and by Conexant Systems, Inc. (Conexant), the sole shareholder of Mindspeed, and became effective on the date on which Conexant completed the pro rata distribution of all outstanding Shares to Conexant’s shareowners (the Distribution).

6.	STOCK OPTIONS.

Each Non-Employee Director shall be granted an option to purchase 8,000 Shares at the meeting of the Board at which, or following the Annual Meeting of Shareholders at which, the Non-Employee Director is first elected a director of Mindspeed. Following the Annual Meeting of Shareholders held in the year 2010 and each Annual Meeting of Shareholders thereafter, each Non-Employee Director who is re-elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an option to purchase 5,000 Shares, provided that the Board may, by action taken on or before the day following the date of any such Annual Meeting, defer the option grants in respect of such Annual Meeting for up to 60 days following such Annual Meeting to a date coinciding with the date of grant of options or other incentive compensation by Mindspeed to some or all of the officers of Mindspeed.

The exercise price per share for each option granted under the Plan shall be the closing price per share (the Fair Market Value) of Shares on the date of grant as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading (or on the next preceding day such stock was traded if it was not traded on the date of grant). The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in four approximately equal installments on each of the first, second, third and fourth anniversaries of the date the option is granted. No option shall be exercisable prior to one year nor after ten years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee’s death for a period of three years (or until the expiration date specified in the option if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after attaining age 55 and completing at least five years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five years from the date of the optionee’s retirement or the expiration date specified in the option.

Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s spouse or natural, adopted or step- children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or one of the grantee’s Immediate Family Members. If an optionee ceases to be a director while holding unexercised options, such options are then void, except in the case of (i) death, (ii) disability, (iii) retirement after attaining age 55 and completing at least five years service as a director, or (iv) resignation from the Board for reasons of the antitrust laws, compliance with Mindspeed’s conflict of interest policies or other circumstances that the Committee may determine as serving the best interests of Mindspeed. Dividends or dividend equivalents will not be paid on Options granted under the Plan.

7.	RESTRICTED STOCK UNITS.

Following the Annual Meeting of Shareholders held in the year 2010 and each Annual Meeting of Shareholders thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted restricted stock units (Restricted Stock Units) in an amount equal to the lesser of (a) 5,000 Restricted Stock Units or (b) the number of Restricted Stock Units (rounded to the nearest whole unit) equaling $45,000 divided by the closing price of Shares on the date of grant as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading (or on the next preceding day such stock was traded if it was not traded on the date of grant). For the purpose of the calculation in the previous sentence, one Restricted Stock Unit shall equal one Share.

The recipient shall not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by the issuance of such Shares to the Non-Employee Director. Upon receipt of the Shares underlying the Restricted Stock Units, the recipient shall have the right to vote the Shares. One Share shall be issuable for each Restricted Stock Unit awarded.

Restricted Stock Units issued under this Section 7 shall not be settled, and such Shares shall not be issued, until ten days after (i) the recipient retires from the Board after attaining age 55 and completing at least five years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed.

The settlement of the Restricted Stock Units as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this paragraph, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that issuing the Shares will not cause a violation of federal securities laws or other applicable law. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code of 1986, as amended (the Code), is not considered a violation of applicable law.

Grants of Restricted Stock Units under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s Immediate Family Members or to a trust established for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or one of the grantee’s Immediate Family Members.

8.	SHARES OR RESTRICTED STOCK UNITS IN LIEU OF CASH COMPENSATION.

Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any portion of the cash retainer to be paid for board, committee or other service in the following calendar year through the issuance or transfer of Shares, valued at the closing price as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading, on the date when each payment of such retainer amount would otherwise be made in cash (or on the next preceding day such stock was traded if it was not traded on that date). Each Non-Employee Director making such an election may also elect at the same time to receive the value of those Shares in the form of Restricted Stock Units. The recipient shall not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by the issuance of such Shares to the Non-Employee Director. Upon receipt of the Shares underlying the Restricted Stock Units, the recipient shall have the right to vote the Shares. One Share shall be issuable for each Restricted Stock Unit awarded.

Restricted Stock Units issued under this Section 8 shall not be settled, and such Shares shall not be issued, until ten days after (i) the recipient retires from the Board after attaining age 55 and completing at least five years service as a director or (ii) the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed.

The settlement of the Restricted Stock Units as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this paragraph, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that issuing the Shares will not cause a violation of federal securities laws or other applicable law. For purposes of this paragraph, the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

9.	RESTRICTED STOCK.

The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with a grant of Restricted Stock, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant. The recipient will receive dividends in respect of the Shares underlying the Restricted Stock, which will be reinvested in Shares, and paid if and when such Restricted Stock vests.

Grants of Restricted Stock under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee’s Immediate Family Members or to a trust established for the benefit of one or more of the grantee’s Immediate Family Members or to a family charitable trust established by the grantee or one of the grantee’s Immediate Family Members.

10.	ADDITIONAL COMPENSATION.

The Board or the Committee may, from time to time, as and when either thereof deems it appropriate, provide one or more Non-Employee Directors with additional compensation under the Plan. Such additional compensation may be in the form of a grant of Shares, Restricted Stock, Restricted Stock Units, options to purchase Shares or a combination thereof, subject to the terms, conditions and restrictions established by the Board or the Committee at the time of grant.

11.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

12.	GOVERNMENT AND OTHER REGULATIONS.

The obligations of Mindspeed to deliver Shares upon exercise of options granted under Section 6 of the Plan, upon vesting and settlement of Restricted Stock Units pursuant to Section 7 or an election made under Section 8 or the delivery of Shares pursuant to an election made under Section 8 of the Plan or grants made under Section 9 or Section 10 of the Plan, shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed and approved for quotation and trading on the Nasdaq Stock Market, or such other national securities exchange or automated inter-dealer quotation system as shall be approved by the Board.

13.	AMENDMENT AND TERMINATION OF THE PLAN.

The Plan may be amended by the Board in any respect, provided that, without shareholder approval, no amendment shall (i) materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 11 hereof), (ii) materially increase the benefits accruing to participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan. The Plan may also be terminated at any time by the Board.

The Plan was amended and restated effective July 1, 2008 to adjust (in accordance with Section 11 of the Plan) the number of Shares available for issuance under the Plan, as well as the number of Shares subject to automatic stock option and Restricted Stock Unit grants after giving effect to a 1-for-5 reverse stock split of the Company’s common stock, which became effective at 11:59 p.m. EDT on June 30, 2008. Such amendment and restatement was not subject to the approval of the Company’s shareholders.

14.	REPRICINGS.

Except in connection with a corporate transaction involving Mindspeed (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding options may not be amended to reduce the exercise price of outstanding options or cancel outstanding options in exchange for cash, other grants or options with an exercise price that is less than the exercise price of the original options without shareholder approval.

15.	MISCELLANEOUS.

(a) A change of control (Change of Control) shall mean any of the following occurring after the Distribution:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding Shares or (ii) the combined voting power of the then outstanding voting securities of Mindspeed entitled to vote generally in the election of directors

(Outstanding Voting Shares); provided however, that for purposes of this subparagraph (1) the following acquisitions shall not constitute a Change of Control: (v) any acquisition directly from Mindspeed, (w) any acquisition by Mindspeed, (x) any acquisition by Conexant, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mindspeed, Conexant or any corporation controlled by Mindspeed or Conexant or (z) any acquisition pursuant to a transaction which complies with (i), (ii) and (iii) of subsection (3) of this Section 14(a); or

(2) Individuals who, as of the date of the Distribution constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however that any individual becoming a director subsequent to that date whose election, or nomination for election by Mindspeed’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mindspeed or the acquisition of assets of another entity (a Corporate Transaction), in each case, unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Shares and Outstanding Voting Shares immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Mindspeed or all or substantially all of Mindspeed’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding Voting Shares, as the case may be, (ii) no Person (excluding Conexant, any employee benefit plan (or related trust) of Mindspeed, of Conexant or of such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(4) Approval by Mindspeed’s shareholders of a complete liquidation or dissolution of Mindspeed.

(b) If a Change of Control shall occur, all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not then exercisable, all Restricted Stock Units shall become fully vested and settled by the issuance of Shares, and the restrictions on all Shares granted as Restricted Stock under the Plan shall forthwith lapse; provided, however, that each such option shall expire at the earlier of five years from the date of the Change of Control or the expiration date specified in the option; provided, also, that if the event constituting a Change of Control is not also a “change in the ownership or effective control” of Mindspeed, or a “change in the ownership of a substantial portion of the assets” of Mindspeed, as those terms are defined under Code Section 409A, then Restricted Stock Units shall be settled upon the Non-Employee Director’s “separation from service” within the meaning under Code Section 409A coincident with or subsequent to such Change of Control.

(c) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Mindspeed.

(d) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.

5